Exhibit 10.4

AMENDMENT TO EMPLOYMENT ARRANGEMENT

This Amendment to Employment Arrangement (“Agreement”) is entered into by and between AtlasClear Holdings, Inc., a Delaware corporation (the “Company”), and John Schaible (the “Executive”), as of the 19th day of September 2025 (the “Effective Date”). The Company and the Executive are referred to herein as the “Parties.”

WHEREAS, the Parties negotiated and entered into an Employment Agreement (“Employment Agreement”) of even date herewith, whereby the Executive, per Section 4.2 of said agreement was to receive a signing bonus equal to $300,000;

WHEREAS, the Executive has agreed that it is in the best interest of the Company to defer some of the signing bonus; and

WHEREAS, the Executive and the Company have mutually agreed to the following recitals for the benefit of the Company.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, The Executive and the Company agree and promise as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement.

2.	Amendment to Agreement. The Employment Agreement is hereby amended as follows, effective as of the Effective Date:

Section 4.2 the Employment Agreement, herein below for reference, is hereby deleted in its entirety:

Signing Bonus. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, the Company will grant to Executive (i) a one-time cash signing bonus equal to $300,000,(ii) a one-time stock grant of 700,000 shares what will be granted at the signing of this contract, and (iii) a one-time stock grant of 286,842 shares that will be granted on July 1, 2026. The granted shares shall vest on June 30 (Company’s fiscal year end) following the year in which they were received herein.

3.	Section 4.2 of the Agreement is hereby replaced with the following:

Signing Bonus. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, the Company will grant to Executive (i) a one-time cash signing bonus equal to $300,000. 1/3 shall be payable immediately at the time of execution of this Agreement and the balance shall be payable immediately upon the earlier of (i) a minimum qualified cumulative financing of $5,000,000 or (ii) 1/3 at the end of Q4 2025 and 1/3 at the end of Q1 2026. (ii) a one-time stock grant of 700,000 shares that will be granted at the signing of this contract, and (iii) a one-time stock grant of 286,842 shares that will be granted on July 1, 2026. The granted shares shall vest on June 30 (Company’s fiscal year end) following the year in which they were received herein. The Board, in its discretion, may reduce the timing for the payment of any open balance.

4.	Limited Effect of Amendment. Except as specifically amended by this Amendment, the Employment Agreement shall remain unaltered and in full force and effect as originally executed. All references to the Employment Agreement or this Agreement shall mean the Employment Agreement as amended by this Agreement.

5.	Miscellaneous. This Amendment may be executed and delivered in multiple counterparts (and by DocuSign or email with scan attachment). Each such counterpart shall be deemed to be an original for all purposes, and all such counterparts shall collectively constitute one agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

AtlasClear Holdings, Inc.

By:	/s/ Thomas J. Hammond
Name:	Thomas J. Hammond
Title:	Chairman Compensation Committee

Signature:	/s/ John Schaible
Name:	John Schaible